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                                       Filed Pursuant to Rule 424(b)(3)

                                       REGISTRATION NO. 333-41041


        PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 23, 1998 TO THE
                   PROSPECTUS DATED JANUARY 16, 1998 OF
                             MEDIA LOGIC, INC.


    This Prospectus Supplement No. 1 amends information pertaining to the conversion of the 7% Convertible Subordinated Debentures (the "March Debentures") of Media Logic, Inc. (the "Company") and to the conversion price of the Company's 7% Convertible Debentures Due October 29, 2000 (the "October Debentures"). As of January 28, 1998, all of the March Debentures had been converted into an aggregate of 3,039,567 shares of Common Stock. As of January 29, 1998, the price at which the October Debentures will convert will be the lower of (i) $1.95, which amount is 120% of the average closing bid price of the Common Stock as calculated over the five trading-day period ending on October 29, 1997 and (ii) 80% of the average closing bid price of the Common Stock as calculated over the five trading-day period ending on the trading day immediately preceding the date of conversion, subject to a $.90 minimum conversion price (the "October Conversion Date Price").

    This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated January 16, 1998.